UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2007

Federal Agricultural Mortgage Corporation
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington, D.C.	20036
(Address of principal executive offices) (Zip Code)	(Zip Code)

Registrant’s telephone number, including area code:  (202) 872-7700

No change
(Former name or former address, if changed since last report)

Item 1.01.	Entry into a Material Definitive Agreement.

On August 31, 2007, the Federal Agricultural Mortgage Corporation (“Farmer Mac”) entered into a Long Term Standby Purchase Commitment (“LTSPC”) agreement with Farm Credit Bank of Texas with respect to a pool of approximately $83 million of eligible agricultural mortgage loans.  An LTSPC is an off-balance sheet commitment by Farmer Mac to purchase eligible loans from a segregated pool of loans, either for cash or in exchange for Farmer Mac I Guaranteed Securities, on one or more undetermined future dates.  As consideration for its assumption of the credit risk on loans underlying an LTSPC, Farmer Mac receives a commitment fee payable monthly in arrears.  The LTSPC agreement with Farm Credit Bank of Texas contains risk sharing provisions whereby losses realized on the loans in the pool are borne first by Farm Credit Bank of Texas in an aggregate amount up to one percent of the initial pool balance.  These risk sharing provisions are consistent with Farmer Mac’s ongoing efforts to diversify its marketing focus to include large program transactions that emphasize high asset quality, with greater protection against adverse credit performance and commensurately lower compensation for the assumption of credit risk and administrative costs, resulting in projected risk-adjusted marginal returns on equity approximately equal to those of other Farmer Mac program transactions.

Farm Credit Bank of Texas owns 38,503 shares (approximately 7.7 percent) of Farmer Mac’s Class B Voting Common Stock.  The chairman of the board of directors of Farm Credit Bank of Texas, Ralph W. “Buddy” Cortese, is also a member of the board of directors of Farmer Mac.  The LTSPC agreement with Farm Credit Bank of Texas was entered into at an arms length basis in the ordinary course of business, with terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                                                                    By:           /s/ Tom Stenson
                                                                    Name:                    Tom Stenson
                                                                    Title:                      Executive Vice President

Dated:                      September 4, 2007